UI USA, Inc.

Rockefeller Center
Suite 306
610 Fifth Avenue
New York, New York
10020

                                November 26, 1996

Biocoral, Inc.
c/o Stein, Riso, Haspel & Jacobs, LLP
805 Third Avenue
New York, NY 10022

Attention:  Mr. Riccardo Mortara
            Mr. Nasser Nassiri

Dear Gentlemen:

      This letter agreement shall confirm the understanding that UI USA, Inc. (the "Financial Advisor") has been engaged to act as Financial Advisor to Biocoral, Inc. (the "Company") in connection with general financial advisory services and the potential structuring of a transaction with a broker or brokers, and with advising the Company regarding the potential raising of debt or equity financing. In the case that the Company is combined with another company (whether by merger, consolidation, reorganization or otherwise), the new company will assume the responsibilities, for the purposes of this letter, of the Company.

      1. The Company hereby engages the Financial Advisor, in connection with financial advisory services and a Capital Transaction (as defined below), for the period commencing with the signing of the agreement by the Company and ending twelve (12) months thereafter, unless this agreement is extended by mutual consent in writing. Prior to the Company engaging any other financial advisor, the Company must advise the Financial Advisor of such and of the purpose for which the new advisor is being engaged, and there must be no conflict with the work of the Financial Advisor, and it must be reasonably acceptable to the Financial Advisor.

      2. The Company agrees to pay the Financial Advisor a retainer fee structured in milestone payments as follows: (i) an up front fee of $15,000 payable within five days of the signing of this agreement; and (ii) a fee of $12,000 upon the completion of a presentation which is used in meetings with investment bankers who could potentially raise capital either publicly or privately in the U.S. The Financial Advisor will prepare materials as necessary and perform other duties reasonably related to the Company's efforts to identify a broker or brokers which would be interested and able to raise capital for the Company. The retainer will be payable by the Company regardless of whether any Capital Transaction is consummated.

      3. If the Company issues any equity or subordinated debt securities, or otherwise obtains capital (each a "Capital Transaction") (i) during the term of this agreement (including any extensions thereof) or (ii) within one year after the expiration of the term of this agreement (including any extensions thereof) from an investing party approved by the Company (or any affiliate thereof), the Company agrees to pay the Financial Advisor a fee (the "Transaction Fee") equal to: seven (7) percent of the first $15 million, six (6) percent of the next $10 million, five (5) percent of the next $10 million, and four (4) percent of the balance of the balance of the gross proceeds over $35 million received by the Company from the issuance of any equity or subordinated debt securities by the Company in the Capital Transaction or other receipt of capital by the Company thereunder, such fee to be payable to the Financial Advisor in cash at the closing of the Capital Transaction. If the Company executes a Capital Transaction - with an investor who was known to the Company, in advance, and for whom the Company requested the assistance of the Financial Advisor, the Fee will be negotiated on a case-by-case basis, but shall not be more than one-half of the Transaction Fee outlined above. In the case that any investor which invests within the term of this agreement (as defined above, including the additional one year period if the extension applies) invests additional capital in the Company in the following years (other than as part of any Capital Transaction), the Company agrees to pay the Financial Advisor a fee of one-half the Transaction Fee on any such amounts invested in the one year following the term of this agreement. If the Company enters into a loan or credit agreement or senior secured debt (also a "Capital Transaction"), (i) during the term of this agreement (including any extensions thereof) or (ii) within one year after the expiration of the term of this agreement (including any extensions thereof) from a lending entity (or any affiliate thereof) with whom the Financial Advisor was in contact and/or worked with on behalf of the Company, the Company agrees to pay the Financial Advisor a fee (also a "Transaction Fee") equal to one (1) percent of the gross proceeds received by the Company upon the closing of such transaction. Such fees shall be payable upon the closing of such Capital Transaction(s). The Transaction Fee(s) is/are separate from any Success Fee (as defined below), and is not to be based on a dollar amount which includes any money raised pursuant to paragraph 4.

      4. The Company also agrees to pay the Financial Advisor a fee (a "Success Fee") if, (i) duringthe term of this agreement (including any extension thereof) or (ii) within one year after the expiration of the term of this agreement (including any extensions thereof) from a party approved by the Company (or any affiliate thereof), the Company is able to consummate a financing, either privately or publicly, using an underwriter or agent other than the Financial Advisor ("Intermediary Transaction"). The Success Fee shall be (i) seven (7) percent of the amount raised if less than $4.9 million is raised, (ii) $200,000 if between $5 million and $9.9 million is raised, (iii) $250,000 if between $10 million and $14.9 million is raised, and (iv) $300,00 if $15 million is raised with an additional $100,000 fee for each additional $5 million raised; and such fee is payable upon the closing(s). If the party was known to the Company in advance, then the Fee shall be negotiable on a case by case basis but not more than one-half of the Success Fee as defined above. The other intermediary(ies) used may be paid commissions by the Company directly, which is separate from any Success Fee due the Financial Advisor. Such Success Fee is separate from an Transaction Fee(s) and is not based on dollar amounts raised which includes any money raised pursuant to paragraph 3.

      5. In no case shall the Transaction Fee and the Success Fee both be payable based on the same dollar amount of money raised.

      6. The Company also agrees to reimburse the Financial Advisor for its reasonable out-of-pocket costs and expenses incurred in connection with its activities hereunder, including, without limitation, the fees and disbursements of the Financial Advisor's legal counsel, upon submission of invoices from time to time. An administrative charge of 7% of costs and expenses incurred will be charged to cover miscellaneous direct expenses such as telephones, fax, and regular mail. The Financial Advisor will notify the Company before incurring expenses of over $10,000 and the Company shall approve additional expenses in writing, such approval not to be unreasonably withheld.

      7. The Company agrees to furnish to the Financial Advisor all financial and other information and data which the Financial Advisor deems appropriate and necessary for the purposes of the engagement of the Financial Advisor hereunder, and will provide the Financial Advisor with access to its directors, officers, employees and agents (including, without limitation, its accountants and attorneys) as the Financial Advisor shall deem appropriate.

      8. If, in connection with any services or matters that are the subject of this agreement, the Financial Advisor becomes involved in any capacity in any claim, action, suit or other proceeding involving claims asserted by any person other than the Company, the Company agrees to reimburse the Financial Advisor on demand for the costs and expenses (including, without limitation, the fees and disbursements of attorneys, accountants and other experts) incurred by the Financial Advisor in connection therewith (including, without limitation, the costs and expenses of investigation, preparation and defense), promptly upon submission of invoices from time to time. The Company also agrees to indemnify and hold the Financial Advisor harmless against any losses, claims, damages, penalties, judgements, liabilities, costs and expenses (including without limitation, the fees and expenses of attorneys, accountants and other experts), whether joint or several, to which it may become subject which in any way relate to or arise out of the services or matters which are the subject of this agreement; provided, however, that the Company shall not be liable in respect of any loss, claim, damage, penalty, judgement, liability cost or expense of the Financial Advisor to the extent that a court having jurisdiction shall have determined by a final judgement from which no appeal may be taken, that such loss, claim, damage, penalty, judgement, liability, cost or expense resulted principally from the willful misfeasance or gross negligence of the Financial Advisor. In the event that the foregoing indemnity is unavailable or insufficient to hold the Financial Advisor fully harmless, then the Company shall contribute to amounts paid or payable by the Financial Advisor in respect of any such loss, claim, damage, penalty, judgement, liability, cost or expense in such proportion as appropriately reflects the relative benefits received by, and fault of, the Company and the Financial Advisor in connection with the matters as to which any such loss, claim, damage, penalty, judgement, liability, cost or expense relate and other equitable considerations; provided, however, that the Financial Advisor shall in no event be responsible for any amount (whether individually or in the aggregate) in excess of the fees received from the Company under this agreement. If, in the judgment of the Financial Advisor, any action, suit or other proceeding for which the Financial Advisor is entitled to indemnity might result in damage to the Financial Advisor other than monetary damage, or monetary damage in excess of the Company's ability to pay, or if there is a potential conflict between the Company and the Financial Advisor, the Financial Advisor may defend its position in such action, suit or other proceeding (at the Company's sole cost and expense) with counsel of its choice. The provisions of this paragraph________________________________________________________________
______________________________________________________________________________
shall be in addition to any liabilities that extend to and inure to the benefit of each person who may be deemed to control the Financial Advisor and to each affiliate, director, officer, agent and employee of the Financial Advisor and of any such controlling person.

      9. It is hereby confirmed that Riccardo Mortara and Nasser Nassiri jointly have the necessary power and authority to sign this letter on behalf of the Company, and to bind the Company and any other affiliated entity that executes a Capital Transaction on behalf of the Company to the terms hereof as they are shareholders and the Chief Executives of the Company.

      10. The Financial Advisor agrees to use its best efforts to provide the Company with the names of potential underwriters before they are contacted so that the Company is aware of any potential approaches and has 48 hours in which to reasonably refuse that the Financial Advisor approach such underwriters. Likewise, the Financial Advisor agrees to use its best efforts to get any underwriters or placement agent which has an interest in working with the Company to inform the Company of any potential institutional investors it intends to approach so that the Company may confirm that there is no conflict in it contacting such potential investors. The Company shall then be responsible to get back to the Financial Advisor and/or the underwriter (as applicable) with the go ahead, or indication that they should not proceed, and the Company shall do so within 48 hours. The company has the right not to accept any Capital Transaction, and if neither are consummated, the Financial Advisor would not be due a Transaction Fee or Success Fee.

      11. Regarding paragraphs 3, 4 and 10, the Financial Advisor has to obtain written agreement from the Company before any potential underwriters or investors, which shall not be unreasonably withheld, and which shall be granted or not, in writing within 48 hours.

      12. This agreement may not be amended, modified, waived or changed, except by an instrument in writing signed by the Company and the Financial Advisor. This agreement shall be governed by and construed in accordance with the law of the State of New York applicable to agreements made and to be performed in New York, without regard to its principles of conflicts of law, and shall be construed without regard to any presumption or other rule requiring construction against the party causing the agreement to be drafted.

      Please confirm that the foregoing is in accordance with your understanding by signing and returning to the undersigned a copy of this letter agreement, whereupon it shall become a valid and binding agreement by and between the Company and the Financial Advisor.


                               UI USA, Inc.

                               By: /s/ALLISON GUSHEE MOLKENTHIN
                                  -----------------------------
                               Name: Allison Gushee Molkenthin
                               Title:President & COO



Accepted and agreed to as of the date first written above:

Biocoral, Inc.

By: /s/RICCARDO MORTARA
   --------------------

Name:  Mr. Riccardo Mortara


By: /s/NASSER NASSIRI
   ------------------

Name: Mr. Nasser Nassiri